William D. Chapman	Robb Kristopher
Director, Investor Relations	Manager, External Communications
847-535-0881	847-535-0879
william.chapman@grainger.com	robb.kristopher@grainger.com

GRAINGER REPORTS 2006 SECOND QUARTER EPS OF $1.02

CHICAGO, July 17, 2006 – Grainger (NYSE: GWW) today reported an 8 percent increase in sales for the second quarter ended June 30, 2006. Sales were $1.5 billion versus $1.4 billion in the 2005 second quarter. Net earnings were up 15 percent to $94 million. Earnings per share were $1.02 versus $0.89, up 15 percent.

“This quarter continued our strong earnings performance and we remain on track to achieve our projected earnings per share of $4.00 to $4.15 for 2006. Based on some softening in certain segments of the North American economies, we now expect this year’s sales to grow by 7 to 9 percent,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser.

He added, “We’ve stepped up our share repurchase program. In the quarter we bought back 1.6 million shares, bringing our year-to-date total to 2 million shares.” During the first six months of 2006, Grainger purchased stock for $150 million. Keyser concluded, “As a result of our continued strong cash flow, we are increasing our share repurchase guidance for the year to a range of $200 million to $300 million from a range of $150 million to $200 million.” Approximately 2.6 million shares remain under the current repurchase authorization.

W.W. Grainger, Inc. – 2006 second quarter results

Grainger Branch-based segment

Sales in this segment, which includes the United States, Mexico and China, were $1.2 billion, up 8 percent in the 2006 second quarter. Of the 8 percent growth, an estimated 3 percentage points came from the company’s two ongoing major growth initiatives, market expansion and product line expansion. Sales growth was reduced by approximately 2 percentage points due to the wind-down of low margin contracts with integrated supply and automotive-related customers.

Sales in the United States increased 8 percent, with strong growth in the government and heavy manufacturing sectors. In addition, sales for the quarter were positively affected by approximately 1 percentage point due to higher sales of seasonal products.

The market expansion program contributed approximately 2 percentage points to the segment’s growth. As part of enhancing Grainger’s presence in top metropolitan markets, the company completed 34 branch projects during the quarter: expanded 13 branches, relocated six branches, opened 11 new branches including one Grainger Express® location and sold four branches. The majority of these projects were in Baltimore, Cincinnati, Kansas City, Miami, Philadelphia and Washington, D.C. (Phase 4). Customers in these markets are just beginning to see the benefits of larger facilities with more inventory and greater sales coverage.

Results for the market expansion program were:

		2006 Second Quarter
Phase		Sales Increases	Percent Complete
1	Atlanta, Denver, Seattle	14%	100%
2	Four markets in Southern California	14%	95%
3	Houston, St. Louis, Tampa	15%	85%
4	Baltimore, Cincinnati, Kansas City,
	Miami, Philadelphia, Washington D.C.	9%	75%

W.W. Grainger, Inc. – 2006 second quarter results

Product line expansion (fasteners and other facilities maintenance products added in 2006) contributed approximately 1 percentage point to the growth in the segment.

Sales in Mexico were up 16 percent in the quarter versus the same period in 2005 driven by its telesales operation, a new branch in Santa Catarina and an expanded presence in Tijuana. In local currency, sales were up 19 percent.

Operating earnings of $152 million for the quarter were up 21 percent in the Grainger Branch-based segment, the result of higher sales, higher gross profit margins and operating expenses that grew slower than sales. The segment’s gross profit margin benefited from positive inflation recovery, an improvement in selling price category mix, changes in timing of certain inventory-related transactions and estimates, and exiting low margin contracts with integrated supply and automotive customers.

Operating expenses grew 6 percent during the quarter. Contributing to the increase were higher payroll and benefit costs, the result of increased headcount, higher stock-based compensation expense due to the adoption of Statement of Financial Accounting Standards No. 123R (SFAS No. 123R), higher profit sharing accruals and increased advertising expenses. Partially offsetting these increases were lower market expansion costs, primarily the result of the sale of branches.

Acklands-Grainger Branch-based segment

Sales of $147 million for the quarter were up 13 percent versus the 2005 second quarter, up 2 percent in Canadian currency. Operating earnings of $3 million were down 32 percent for the 2006 second quarter, resulting from higher payroll, SAP-related costs and severance expenses related to a leadership change.

W.W. Grainger, Inc. – 2006 second quarter results

Lab Safety Supply (LSS)

Sales of $103 million for the quarter were up 6 percent versus the 2005 second quarter. The acquisition of the business of Rand Materials Handling Equipment Co. in January 2006 contributed 4 percent to the sales growth. Operating earnings were $14 million, down 1 percent for the 2006 second quarter. The decline was primarily due to integration costs for the Rand acquisition and higher employee health care costs.

Tax rate

The effective income tax rate was 38.7 percent for the 2006 second quarter and 36.7 percent for the 2005 second quarter. Excluding the effect of equity in unconsolidated entities, which is recorded net of tax, the effective income tax rate was 38.9 percent for the second quarter of 2006 and 37.0 percent for the second quarter of 2005.

Cash flow

Operating cash flow was $74 million for the quarter. During the quarter the company funded growth initiatives through capital expenditures of $34 million, paid dividends of $26 million and repurchased 1.6 million shares of stock for $114 million.

Other

The 2006 second quarter included $0.05 per share expense for the January 1, 2006 adoption of SFAS No. 123R. The company continues to expect the 2006 full year effect to be $0.15 per share. The quarter benefited by $0.05 per share from more timely data related to certain inventory transactions and estimates resulting from system enhancements implemented in the 2006 first quarter. Under the old system, these quarterly inventory adjustments would have been recorded in the fourth quarter of 2006.

W.W. Grainger, Inc. – 2006 second quarter results

Six months results

Sales for the six months ended June 30, 2006, were $2.9 billion, up 7 percent versus the first six months of 2005. Net earnings increased 17 percent to $180 million versus $154 million in 2005. Earnings per share increased 16 percent to

$1.95 from $1.68.

W.W. Grainger, Inc. (NYSE: GWW), with 2005 sales of $5.5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running. Grainger is the national founding sponsor of the American Red Cross Ready When the Time Comes corporate volunteer training program.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “continues to expect,” “expect,” “forecast,” “guidance range,” “percent complete,” “projected,” “remain on track,” “repurchase guidance” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2006 second quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	($ in thousands except for per share data)		($ in thousands except for per share data)

	2006	2005	2006	2005
Net sales	$ 1,482,880	$ 1,372,808	$ 2,901,997	$ 2,707,688
Cost of merchandise sold	899,575	845,679	1,748,365	1,681,683
Gross profit	583,305	527,129	1,153,632	1,026,005

Warehousing, marketing and administrative expenses	438,761	400,936	874,671	786,855
Operating earnings	144,544	126,193	278,961	239,150

Other income and (expense)
Interest income	5,381	2,402	10,740	4,849
Interest expense	(502)	(438)	(995)	(928)
Equity in income of unconsolidated entities	862	890	2,069	1,310
Gain on sale of joint venture	2,291	0	2,291	0
Unclassified-net	(293)	(64)	170	(102)
Net other income and (expense)	8,325	2,790	14,275	5,129

Earnings before income taxes	152,869	128,983	293,236	244,279

Income taxes	59,130	47,394	113,264	89,898

Net earnings	$ 93,739	$ 81,589	$ 179,972	$ 154,381

Earnings per share -Basic	$ 1.05	$ 0.91	$ 2.01	$ 1.72
-Diluted	$ 1.02	$ 0.89	$ 1.95	$ 1.68

Average number of shares outstanding -Basic	89,342,642	89,489,470	89,490,188	89,942,454
-Diluted	92,104,424	91,080,031	92,294,563	91,770,062

W.W. Grainger, Inc. – 2006 second quarter results

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

Preliminary

	At June 30,
	($ in thousands)
	2006	2005
Assets
Cash and Cash Equivalents	$ 453,746	$ 326,033
Accounts Receivable – net	614,376	531,710
Inventories	781,991	728,468
Other Current Assets	137,168	145,457
Total Current Assets	1,987,281	1,731,668
Property, Buildings and Equipment – net	784,589	763,737
Investments in Unconsolidated Entities	7,484	22,686
All Other Assets	328,552	295,868
Total Assets	$ 3,107,906	$ 2,813,959

Liabilities and Shareholders’ Equity
Current Maturities of Long-Term Debt	$ 4,590	$ 9,485
Trade Accounts Payable	324,111	304,925
Other Current Liabilities	320,553	315,082
Total Current Liabilities	649,254	629,492
Long-Term Debt	4,895	-
All Other Liabilities	97,890	86,803
Shareholders’ Equity	2,355,867	2,097,664
Total Liabilities and Shareholders’ Equity	$ 3,107,906	$ 2,813,959

W.W. Grainger, Inc. – 2006 second quarter results

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Six Months Ended June 30,
	($ in thousands)
	2006	2005
Cash Flows from Operating Activities:
Net Earnings	$ 179,972	$ 154,381
Depreciation and Amortization	54,824	52,796
(Income) in Unconsolidated Entities	(2,069)	(1,310)
(Increase) Decrease in Accounts Receivable – net	(93,086)	(51,070)
(Increase) Decrease in Inventories	14,286	(27,370)
(Increase) Decrease in Prepaid Expenses	7,684	(7,635)
Increase (Decrease) in Trade Accounts Payable	1,528	13,867
Increase (Decrease) in Other Current Liabilities	(88,111)	(48,459)
Other – net	25,699	29,374

Net Cash Provided by Operating Activities	100,727	114,574

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(52,494)	(45,631)
Additions for Capitalized Software	(3,368)	(23,515)
Net Cash Paid for Business Acquisition	(13,859)	(24,838)
Other – net	25,696	4,140

Net Cash Used in Investing Activities	(44,025)	(89,844)

Cash Flows from Financing Activities:
Cash Dividends Paid	(47,715)	(39,723)
Purchase of Treasury Stock – net	(150,116)	(102,756)
Other – net	49,195	14,627

Net Cash Used in Financing Activities	(148,636)	(127,852)

Exchange Rate Effect on Cash and Cash Equivalents	786	(91)

Net (Decrease) in Cash and Cash Equivalents from beginning of year	$ (91,148)	$ (103,213)

Supplemental financial information concerning the quarter ended June 30, 2006 is available upon request. Requests may be submitted electronically via the Investor Relations section of Grainger’s Web site: www.grainger.com/investor or by contacting Robb Kristopher, External Communications Manager, at 847.535.0879 or robb.kristopher@grainger.com. For more information about the company, including updates on strategic initiatives such as market and product line expansion, see www.grainger.com/investor.

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